UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 2)

                             PRESIDIO CAPITAL CORP.
                                (Name of Issuer)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   G722011109
                                 (CUSIP Number)
                             -----------------------

                                STEPHEN M. DOWICZ
                                885 THIRD AVENUE
                               NEW YORK, NY 10022
                            TEL. NO.: (212) 371-3047
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                 APRIL 17, 1997
                      (Date of Event which Requires Filing
                               of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].



                               Page 1 of 28 Pages

                                       SCHEDULE 13D


CUSIP NO. G722011109                                     PAGE 2 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    217,171
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            217,171

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             217,171

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.47%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 3 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Institutional Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    395,015
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            395,015

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             395,015

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.49%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 4 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Endowment Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    137,094
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            137,094

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             137,094

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.56%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO. G722011109                                     PAGE 5 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MHD Management Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    354,265
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            354,265

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             354,265

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.03%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 6 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             M.H.  Davidson & Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    12,049
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            12,049

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,049

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.37%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 7 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Advisers Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    395,015
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            395,015

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             395,015

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.49%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 8 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Marvin H. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)



3      SEC USE ONLY



4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            792,829

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            792,829

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             9.01%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 9 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner, Jr.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             AF, PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    1,072
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            792,829

       9              SOLE DISPOSITIVE POWER

                            1,072

       10             SHARED DISPOSITIVE POWER

                            792,829

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             793,901

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             9.02%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 10 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Stephen M. Dowicz

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            792,829

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            792,829

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             9.01%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 11 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Scott E. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            792,829

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            792,829

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             9.01%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 12 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Michael J. Leffell

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            792,829

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            792,829

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             9.01%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 13 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner Foundation Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    272
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            272

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             272

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   .003%

14     TYPE OF REPORTING PERSON

             OO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 14 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Ltd.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)



3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands

                      7      SOLE VOTING POWER

      NUMBER OF                    31,500
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            31,500

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             31,500

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .36%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 15 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas Kempner and Thomas L. Kempner, Jr. Trustees
             U/A/D 10/31/83 FBO Thomas Nathaniel Kempner

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    200
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            200

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             200

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .002%

14     TYPE OF REPORTING PERSON

             OO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 16 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Sexton Freund 1984 Family Trust

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)


3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    300
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            300

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             300

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .003%

14     TYPE OF REPORTING PERSON

             OO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 17 OF 28 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Advisors, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B)



3      SEC USE ONLY



4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    31,500
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            31,500

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             31,500

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .36%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                              SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 18 OF 28 PAGES
         ---------------------------


            This Amendment No. 2 to Schedule 13D with respect to shares of Class A Common Stock, par value $.01 per share, of Presidio Capital Corp. originally filed on January 16, 1996 as amended by Amendment No. 1 dated March 31, 1997 (the "Schedule 13D") amends Items 2 and 5 of the Schedule 13D

            The Schedule 13D is hereby amended as follows:


Item 2.     Identity and Background.
-------     ------------------------

            Masters Fund, L.P. is no longer a Reporting Party.


Item 5.     Interest in Securities of the Issuer.
-------     -------------------------------------

            The aggregate percentage of shares of Class A Common Stock reported owned by each person herein is based upon the Issuer's Form 10-K for the year ended December 31, 1996, which disclosed that 8,797,255 shares of Class A Common Stock were outstanding as of March 1, 1997.

            As of the close of business on April 17, 1997:


Name of Reporting Party:
------------------------

      DKP

      (a)   Aggregate Number of Securities Owned                217,171
                                                              ---------
            Percentage                                            2.47%
                                                              ---------
      (b)   1.    Sole power to vote or to direct
                  the vote                                      217,171
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                               217,171
                                                              ---------

            4.    Shared power to dispose of or to
                  direct the disposition                           --
                                                              ---------

      (c) Information concerning transactions in the Common Stock efected by DKP is set forth in Appendix II.

      DKIP

      (a)   Aggregate Number of Securities Owned                395,015
                                                              ---------
            Percentage                                            4.49%
                                                              ---------

                              SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 19 OF 28 PAGES
         ---------------------------


      (b)   1.    Sole power to vote or to direct
                  the vote                                      395,015
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                           --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                               395,015
                                                              ---------

            4.    Shared power to dispose of or to
                  direct the disposition                            --
                                                              ---------

      (c)   Information concerning transactions
            in the Common Stock effected by DKIP is
            set forth in Appendix II.

      DKEP

      (a)   Aggregate Number of Securities Owned                137,094
                                                              ---------
            Percentage                                            1.56%
                                                              ---------
      (b)   1.    Sole power to vote or to direct
                  the vote                                      137,079
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                               137,094
                                                              ---------

            4.    Shared power to dispose of or to
                  direct the disposition                            --
                                                              ---------

      (c)   Information concerning transactions
            in the Common Stock effected by DKEP is
            set forth in Appendix II.

      MHD MANAGEMENT CO.

      (a)   Aggregate Number of Securities Owned                354,265
                                                              ---------
      (b)   Percentage                                            4.03%
                                                              ---------
            1.    Sole power to vote or to direct
                  the vote                                      354,265
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

                              SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 20 OF 28 PAGES
         ---------------------------


I.    Sole power to dispose or to direct
                  the disposition                               354,265
                                                              ---------
            1.    Shared power to direct the
                  disposition                                     4.03%
                                                              ---------
M.H. DAVIDSON & CO.

      (a)   Aggregate Number of Securities Owned                 12,049
                                                              ---------
      (b)   Percentage                                            1.37%
                                                              ---------
            1.    Sole power to vote or to direct
                  the vote                                       12,049
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                12,049
                                                              ---------

            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      DAVIDSON KEMPNER ADVISERS INC.

      (a)   Aggregate Number of Securities Owned                395,015
                                                              ---------
      (b)   Percentage                                            4.49%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                      395,015
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the dispositions                              395,015
                                                              ---------

            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      MARVIN H. DAVIDSON

      (a)   Aggregate Number of Securities Owned                792,829
                                                              ---------
      (b)   Percentage                                            9.01%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          --
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                      792,829
                                                              ---------

                              SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 21 OF 28 PAGES
         ---------------------------


            3.    Sole power to dispose or to direct
                  the dispositions                                  --
                                                              ---------
            4.    Shared power to direct the
                  disposition                                   792,829
                                                              ---------
      THOMAS L. KEMPNER, JR.

      (a)   Aggregate Number of Securities Owned                793,901 /1/
                                                              ---------

      (b)   Percentage                                            9.02%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                        1,072
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                      792,829
                                                              ---------
            3.    Sole power to dispose or to direct
                  the disposition                                 1,072
                                                              ---------
            4.    Shared power to direct the
                  disposition                                   792,829
                                                              ---------
      STEPHEN M. DOWICZ

      (a)   Aggregate Number of Securities Owned                792,829
                                                              ---------
      (b)   Percentage                                            9.01%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          --
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                      792,829
                                                              ---------
            3.    Sole power to dispose or to direct
                  the disposition                                   --
                                                              ---------

            4.    Shared power to direct the
                  disposition                                   792,829
                                                              ---------
      SCOTT E. DAVIDSON

      (a)   Aggregate Number of Securities Owned                792,829
                                                              ---------

-----------
/1/ This amount includes 272 shares held of record by the Kempner Foundation, of which Mr. Kempner is the Presi dent, 200 shares held of record by Kempner Trust and 300 shares held of record by the Freund Trust, of which Mr. Kempner is a trustee. Mr. Kempner disclaims beneficial ownership of all such shares.

                               SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 22 OF 28 PAGES
         ---------------------------


      (b)   Percentage                                            9.01%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          --
                                                              ---------
            2.    Shared Power to vote or to direct
            the vote                                            792,829
                                                              ---------
            3.    Sole power to dispose or to direct
                  the disposition                                   --
                                                              ---------

            4.    Shared power to direct the
                  disposition                                   792,829
                                                              ---------
      MICHAEL J. LEFFELL

      (a)   Aggregate Number of Securities Owned                792,829
                                                              ---------
      (b)   Percentage                                            9.01%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          --
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                      792,829
                                                              ---------
            3.    Sole power to dispose or to direct
                  the disposition                                   --
                                                              ---------

            4.    Shared power to direct the
                  disposition                                   792,829
                                                              ---------
      THOMAS L. KEMPNER FOUNDATION INC.

      (a)   Aggregate Number of Securities Owned                    272
                                                              ---------
      (b)   Percentage                                            .003%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          272
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                   272
                                                              ---------
            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      DAVIDSON KEMPNER INTERNATIONAL LTD.

      (a)   Aggregate Number of Securities Owned                 31,500
                                                              ---------

                               SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 23 OF 28 PAGES
         ---------------------------



      (b)   Percentage                                             .36%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                       31,500
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                31,500
                                                              ---------
            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      (c)   Information concerning transactions in the Common
            Stock effected by Davidson Kempner International
            Ltd. set forth in Appendix II.


THOMAS KEMPNER AND THOMAS L. KEMPNER, JR., TRUSTEES
U/A/D 10/31/83 FBO THOMAS NATHANIEL KEMPNER

      (a)   Aggregate Number of Securities Owned                    200
                                                              ---------
      (b)   Percentage                                            .002%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          200
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                   200
                                                              ---------
            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
DKIA

      (a)   Aggregate Number of Securities Owned                 31,500
                                                              ---------
      (b)   Percentage                                             .36%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                       31,500
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                               --------

            3.    Sole power to dispose or to direct
                  the disposition                                31,500
                                                              ---------

                               SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 24 OF 28 PAGES
         ---------------------------



            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
SEXTON FREUND 1984 FAMILY TRUST

      (a)   Aggregate Number of Securities Owned                    300
                                                              ---------
      (b)   Percentage                                            .003%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          300
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                   300
                                                              ---------
            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------

                               SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 25 OF 28 PAGES
         ---------------------------



                                SIGNATURES


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 21, 1997


                              DAVIDSON KEMPNER PARTNERS
                                By MHD Management Co., its
                                general partner


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner


                              DAVIDSON KEMPNER INSTITUTIONAL
                              PARTNERS, L.P.
                                By Davidson Kempner Advisers
                                Inc., its general partner


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary


                              DAVIDSON KEMPNER ENDOWMENT PARTNERS
                                By MHD Management Co., its
                                general partner


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner


                              MHD MANAGEMENT CO.


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner

                               SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 26 OF 28 PAGES
         ---------------------------




                              DAVIDSON KEMPNER ADVISERS INC.


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary



                                  Marvin H. Davidson
                                  --------------------------
                                  Marvin H. Davidson


                                  Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.


                                  Stephen M. Dowicz
                                  --------------------------
                                  Stephen M. Dowicz


                                  Scott E. Davidson
                                  --------------------------
                                  Scott E. Davidson


                                  Michael J. Leffell
                                  --------------------------
                                  Michael J. Leffell


                              THOMAS L. KEMPNER FOUNDATION
                              INC.


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  President


                              DAVIDSON KEMPNER INTERNATIONAL LTD.

                                 By Davidson Kempner International
                                 Advisors, L.L.C.


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  A Managing Member

                               SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 27 OF 28 PAGES
         ---------------------------




                              THOMAS KEMPNER AND THOMAS L.
                              KEMPNER, JR. TRUSTEES U/A/D 10/31/83
                              FBO THOMAS NATHANIEL KEMPNER


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr., Trustee


                              SEXTON FREUND 1984 FAMILY TRUST



                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr., Trustee



                              DAVIDSON KEMPNER INTERNATIONAL
                              ADVISORS, L.L.C.


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  A Managing Member

                               SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 28 OF 28 PAGES
         ---------------------------


                                   APPENDIX II

                             Presidio Capital Corp.
                              Transaction Schedule
                      From March 31, 1997 to April 17, 1997



                  Davidson Kempner Institutional Partners, L.P.

    Date          Quantity          Price/Share               Where/How
    ----          --------          -----------               ---------
  4/17/97          207,800            $20.50             Open Market Purchase


                       Davidson Kempner International Ltd.

    Date          Quantity          Price/Share               Where/How
    ----          --------          -----------               ---------
  4/17/97          11,500              20.50             Open Market Purchase



                       Davidson Kempner Endowment Partners

    Date          Quantity          Price/Share               Where/How
    ----          --------          -----------               ---------
  4/17/97          18,000              20.50             Open Market Purchase


                            Davison Kempner Partners

    Date          Quantity          Price/Share               Where/How
    ----          --------          -----------               ---------
  4/17/97          81,629              20.50             Open Market Purchase